EXHIBIT 23.1

We hereby consent to the use of our firm's name in the H-(e)3 Application, and any amendments thereto, for Citizens Community Federal with respect to its acquisition of Community Plus Savings Bank. We also hereby consent to the inclusion of our Report of Independent Auditors and Audited Financial Statements of Community Plus Savings Bank, in the proxy statement of Citizens Community Federal, and any amendments thereto, and the Schedule 14A filing of that proxy statement with the Securities and Exchange Commission. and any amendments thereto.

Saginaw. Michigan
March 16, 2005